Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

FARMINGDALE, NJ – March 7, 2024 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter and full year 2023.

Fourth Quarter 2023 Highlights

•	GAAP net loss applicable to common stockholders of $35.5 million, or $1.29 per share.
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $4.5 million, or $0.17 per diluted share.
•	Common book value per share of $4.53 at December 31, 2023.
•	Declared regular common dividend of $0.15 per share, annualized common dividend yield was 16.4% based on the closing sale price of the Company’s common stock as reported by the NYSE on March 6, 2024.
•
Board of Directors authorized a $50 million Preferred Stock repurchase program.  As of March 7, 2024, approximately 260 thousand shares of 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock had been repurchased, totaling $6.1 million. There is $43.9 million of availability in the program.

•	Aggregate portfolio leverage stood at 4.2x at December 31, 2023.
•	As of December 31, 2023, the Company had unrestricted cash of $52.9 million.

“As macro volatility persists, we continue to align our portfolio prudently to guard against risks that can have outsized impact on our book value,” said Jay Lown, President and CEO of Cherry Hill Mortgage Investment Corporation. “As we progress through 2024, we are closely monitoring the rate environment as we assess the optimal positioning for our portfolio, and will continue to focus on creating a more stable equity profile for the benefit of shareholders.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the fourth quarter of 2023 of $35.5 million, or $1.29 per basic and diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $0.4 million of net interest expense, $9.7 million of net servicing income, a net realized loss of $14.9 million on RMBS, a net realized gain of $7.1 million on derivatives, a net unrealized gain of $36.3 million on RMBS measured at fair value through earnings, a net unrealized loss of $56.0 million on derivatives, a net unrealized loss of $12.8 million on investments in Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.5 million.

Earnings available for distribution attributable to common stockholders for the fourth quarter of 2023 were $4.5 million, or $0.17 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	December 31, 2023	September 30, 2023
	(unaudited)	(unaudited)
Income
Interest income	$12,792	$12,864
Interest expense	13,182	13,337
Net interest expense	(390)	(473)
Servicing fee income	12,892	13,225
Servicing costs	3,150	2,869
Net servicing income	9,742	10,356
Other income (loss)
Realized loss on RMBS, net	(14,851)	(10,209)
Realized gain on derivatives, net	7,106	20,675
Realized gain on acquired assets, net	11	12
Unrealized gain (loss) on RMBS, measured at fair value through earnings, net	36,321	(19,755)
Unrealized gain (loss) on derivatives, net	(55,995)	18,343
Unrealized gain (loss) on investments in Servicing Related Assets	(12,837)	1,578
Total Income (Loss)	(30,893)	20,527
Expenses
General and administrative expense	1,756	1,626
Management fee to affiliate	1,716	1,740
Total Expenses	3,472	3,366
Income (Loss) Before Income Taxes	(34,365)	17,161
Provision for (Benefit from) corporate business taxes	(721)	1,276
Net Income (Loss)	(33,644)	15,885
Net (income) loss allocated to noncontrolling interests in Operating Partnership	627	(306)
Dividends on preferred stock	2,463	2,462
Net Income (Loss) Applicable to Common Stockholders	$(35,480)	$13,117
Net Income (Loss) Per Share of Common Stock
Basic	$(1.29)	$0.49
Diluted	$(1.29)	$0.49
Weighted Average Number of Shares of Common Stock Outstanding
Basic	27,398,266	26,936,242
Diluted	27,440,101	26,978,077

Dollar amounts in thousands, except per share amounts.

Net unrealized gain on the Company’s RMBS portfolio classified as available-for-sale that are reported in accumulated other comprehensive income was approximately $29.5 million.

	Three Months Ended
	December 31, 2023	September 30, 2023
	(unaudited)	(unaudited)
Net Income (Loss)	$(33,644)	$15,885
Other comprehensive income (loss):
Unrealized gain (loss) on RMBS, available-for-sale, net	29,527	(14,485)
Net other comprehensive income (loss)	29,527	(14,485)
Comprehensive income (loss)	$(4,117)	$1,400
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(76)	29
Dividends on preferred stock	2,463	2,462
Comprehensive loss attributable to common stockholders	$(6,504)	$(1,091)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended December 31, 2023

The Company realized net servicing fee income of $9.7 million, net interest expense of $0.4 million and other loss of $40.2 million, primarily related to an unrealized loss on derivatives, realized losses on RMBS and unrealized losses on investments in servicing related assets, partially offset by unrealized gains on the RMBS portfolio and realized gains on derivatives. The unpaid principal balance for the MSR portfolio stood at $20.0 billion as of December 31, 2023 and the carrying value of the MSR portfolio ended the quarter at $253.6 million.  Net interest spread for the RMBS portfolio stood at 3.82% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.2x.

The RMBS portfolio had a book value of approximately $1.0 billion and carrying value of approximately $1.0 billion at quarter-end December 31, 2023.  The portfolio had a weighted average coupon of 4.64% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs and Treasury futures.  At quarter end December 31, 2023, the Company held interest rate swaps with a notional amount of $1.1 billion, TBAs with a notional amount of ($376.6) million, and Treasury futures with a notional amount of $274.1 million.

As of December 31, 2023, Cherry Hill’s GAAP book value was $4.53 per diluted share, net of the fourth quarter dividend.

Dividends

On December 8, 2023, the Board of Directors declared a quarterly dividend of $0.15 per share of common stock for the fourth quarter of 2023. The dividend was paid in cash on January 31, 2024 to common stockholders of record as of the close of business on December 29, 2023. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and a dividend of $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the fourth quarter 2023. The dividends were paid in cash on January 16, 2024 to Series A and B Preferred stockholders of record as of the close of business on December 29, 2023.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that we define as GAAP net income (loss), excluding realized gain (loss) on RMBS, unrealized gain (loss) on RMBS measured at fair value through earnings, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax expense (benefit) on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized gain (loss) on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on our preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income to EAD for the three months ended December 31, 2023 and September 30, 2023:

	Three Months Ended
	December 31, 2023	September 30, 2023
	(unaudited)	(unaudited)
Net Income (Loss)	$(33,644)	$15,885
Realized loss on RMBS, net	14,851	10,209
Realized loss (gain) on derivatives, net ¹	2,804	(10,565)
Realized gain on acquired assets, net	(11)	(12)
Unrealized loss (gain) on RMBS, measured at fair value through earnings, net	(36,321)	19,755
Unrealized loss (gain) on derivatives, net	55,995	(18,343)
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization	3,777	(11,588)
Tax (benefit) expense on realized and unrealized (loss) gain on MSRs	(332)	1,684
Total EAD:	$7,119	$7,025
EAD attributable to noncontrolling interests in Operating Partnership	(127)	(128)
Dividends on preferred stock	2,463	2,462
EAD Attributable to Common Stockholders	$4,529	$4,435
EAD Attributable to Common Stockholders, per Diluted Share	$0.17	$0.16
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$(1.29)	$0.49

Dollar amounts in thousands, except per share amounts.
1.
Excludes drop income on TBA dollar rolls of $924,000 and $893,000 and interest rate swap periodic interest income of $9.0 million and $9.2 million for the three-month periods ended December 31, 2023 and September 30, 2023, respectively.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 7, 2024. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2023 and its results of operations for the full year 2023 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 pm Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call.

A live webcast of the conference call will be available in the investor relations section of the Company’s website at www.chmireit.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. An online archive of the webcast will be available on the Company’s website for one year following the call.

Participants may register for the conference call here. Once registered, dial-in information for the call will be made available.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com